                                                                   EXHIBIT 10.34

                           PEROT SYSTEMS CORPORATION
                             1991 STOCK OPTION PLAN

                             STOCK OPTION AGREEMENT


                        NON-QUALIFIED STOCK OPTION GRANT

   THIS STOCK OPTION AGREEMENT IS NOT VALID UNTIL A PROPERLY EXECUTED ORIGINAL COPY IS RETURNED TO PEROT SYSTEMS. IF YOU DO NOT RETURN A PROPERLY EXECUTED ORIGINAL COPY WITHIN 60 DAYS AFTER THE EFFECTIVE DATE SET FORTH BELOW, YOU
 WILL BE DEEMED TO HAVE REJECTED THE AGREEMENT UNLESS PEROT SYSTEMS, IN ITS SOLE
                       DISCRETION, DETERMINES OTHERWISE.

Participant:              <<First Name>> <<Last Name>>
Effective Date:           July 20, 1998
Option Shares:            <<Option Shares>>
Exercise Price:           The Exercise Price will be the price at which shares
                          of Common Stock are offered to the public in an
                          initial public offering, provided that if the Company
                          does not complete an initial public offering of
                          Common Stock within six months after the Effective
                          Date, the Exercise Price will be a price established
                          by the Board not later than January 20, 1999.
Vesting Schedule:         100% of the Option Shares on the third anniversary of
                          the Effective Date
Expiration Date:          Five years after the Effective Date, unless
                          terminated earlier under the Agreement or the Plan.

BY SIGNING THIS AGREEMENT, THE PARTICIPANT:

o        Agrees to be bound by the terms of this Agreement and the Plan;
o Acknowledges receiving an electronic or paper copy of (1) the Plan, (2) the Prospectus for the Plan, and (3) Perot Systems' most recent Annual Report on Form 10-K; and
o Consents to receiving delivery of the all future communications and required documents relating to the Plan or this Agreement via TRAIN or other electronic transmission.


<<First Name>> <<Last Name>>            PEROT SYSTEMS CORPORATION


Signature:                              By:
           -----------------               -----------------------------------
Date:                                            Chairman of the Board
     -----------------------



              [The remainder of this page is intentionally blank.]





1991 Stock Option Plan           Page 1 of 10            Stock Option Agreement

1. Certain Definitions. As used in this Agreement, the following terms have the meanings indicated:

         (a) "Agreement" means this Stock Option Agreement between Perot Systems and Participant.

         (b) "Committee" means the Board of Directors of Perot Systems or the committee of the Board, Chief Executive Officer or other officer of Perot Systems appointed to administer the Plan.

         (c) "Common Stock" means the Class A Common Stock, $.01 par value per share, of Perot Systems.

         (d) "Company" means Perot Systems and its majority-owned subsidiaries.

         (e) "Confidential Information" means all written, machine reproducible, oral and visual data, information and material, including but not limited to the terms of this Agreement and the Plan, business, financial and technical information, computer programs, documents and records (including those that Participant develops in the scope of his or her employment) that (i) the Company or any of its customers or suppliers treats as proprietary or confidential through markings or otherwise, (ii) relates to the Company or any of its customers or suppliers or any of their business activities, products or services (including software programs and techniques) and is competitively sensitive or not generally known in the relevant trade or industry, or (iii) derives independent economic value from not being generally known to, and is not readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Confidential Information does not include any information or material that is approved by Perot Systems for unrestricted public disclosure.

         (f) "Effective Date" means the date set forth on the first page of this Agreement on which the term of this Agreement commenced.

         (g) "Expiration Date" means the date and time as of which the Option expires, which is the earlier of (i) the close of business on the date one year (two years if the Vesting Period is three years or less) after the entire Option has Vested or
                  (ii) the date and time as of which all rights to exercise the Option are terminated under Section 2(d).

         (h) "Market Value" of a share of Purchased Stock on a given date means (i) if the Purchased Stock is Publicly Traded, the closing sale price for Purchased Stock, as determined in good faith by the Board of Directors, on such date or, if no closing sale price is available for such date, on the most recent prior date for which a closing sale price is available or, if no closing sale price is available, the closing bid price, as so determined, on such date or, if no closing bid price is available for such date, the closing bid price on the most recent prior date for which a closing bid price is available, or (ii) if the Purchased Stock is not Publicly Traded, its fair market value, as determined in good faith by the Board of Directors, as of the most recent Valuation Date on or before such date.





1991 Stock Option Plan           Page 2 of 10            Stock Option Agreement

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         (i)      "Net Investment Proceeds," with respect to any share of
                  Purchased Stock sold or otherwise transferred by Participant or Participant's successor in interest, means the greater of the value of the gross proceeds received for such share or the Market Value of such share on the date of sale or transfer less, in either case, (i) the exercise price of the Option for such share plus simple interest on such amount at the rate of 8% per annum to the date of the sale or transfer, (ii) any reasonable and customary commission paid for the sale or transfer, and (iii) the verified amount of any income taxes paid or payable on the sale or transfer.

         (j) "Option" means the right and option evidenced by this Agreement.

         (k) "Participant" means the individual named on the first page of this Agreement.

         (l) "Perot Systems" means Perot Systems Corporation, a Delaware corporation.

         (m) "Plan" means Perot Systems' 1991 Stock Option Plan, as amended and restated as of July 17, 1998, as amended from time to time.

         (n) "Publicly Traded" means Purchased Stock has been listed on a registered national securities exchange or approved for quotation in the National Association of Securities Dealers Automated Quotation ("NASDAQ") system.

         (o) "Purchased Stock" means any Common Stock purchased upon the exercise of this Option, together with any successor security, property or cash issued or distributed by Perot Systems or any successor entity, whether by way of merger, consolidation, share exchange, reorganization, liquidation, recapitalization or otherwise.

         (p) "Termination for Substantial Misconduct" means termination of employment for conduct resulting in a felony conviction of the Participant; actions involving moral turpitude, theft, or dishonesty in a material matter; breach of any obligation under Section 5 of this Agreement; or failure by Participant to carry out the directions, instructions, policies, rules, regulations, or decisions of the Board of Directors of Perot Systems including, without limitation, those relating to business ethics and the ethical conduct of the business of the Company.

         (q) "Transfer" or "transfer" or derivations thereof includes any sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition.

         (r) "Valuation Date" means each date as of which the Board of Directors determines the Market Value of Purchased Stock.

         (s) "Vesting," or "vesting" or derivations thereof with respect to any Option issued under this Agreement, means receiving the right to exercise the Option.





1991 Stock Option Plan           Page 3 of 10            Stock Option Agreement

         (t) "Vesting Period" means the period of time commencing on the Effective Date of this Agreement and ending on the date on which the entire Option has Vested.

2.       Grant of Option; Exercise of Option; Purchase of Stock.

         (a) Subject to the terms, conditions, and restrictions set forth in the Plan (which is incorporated herein by reference) and this Agreement, Perot Systems hereby grants to Participant, and Participant hereby accepts from Perot Systems, the option to purchase from Perot Systems

                  (i) the number of shares of Common Stock specified as the "Option Shares" on the first page of this Agreement,

                  (ii) at the purchase price per share of Common Stock specified as the "Exercise Price" on the first page of this Agreement,

                  (iii) which option will Vest in Participant in accordance with the Vesting Schedule specified on the first page of this Agreement.

                  The Option shall only continue to Vest only for as long as Participant is an employee of Company, unless the Committee, in its sole discretion, agrees in writing otherwise. Participant will have the right to exercise the Vested Option and purchase Common Stock after the Option Vests as provided in Section 2(d) below.

         (b) The purchase price of shares as to which the Option is exercised must be paid to Perot Systems at the time of the exercise either in cash or in such other consideration as the Committee may approve having a total fair market value, as determined by the Committee, equal to the purchase price, or a combination of cash and such other consideration.

         (c) The Committee may elect to assist Participant in satisfying an obligation to pay or withhold taxes required as a result of the exercise of this Option by accepting shares of Purchased Stock at Market Value to satisfy the tax obligation. The shares of Purchased Stock accepted may be either shares withheld upon the exercise of this Option or other shares already owned by Participant. In determining whether to approve acceptance of Purchased Stock to satisfy such a tax obligation, the Committee may consider whether the shares proposed to be delivered are subject to any holding period or other restrictions on transfer and may waive or arrange for the waiver of any such restrictions.

         (d) The Option is only exercisable as to Vested Options. Once Vested, the Option may be exercised until the Expiration Date, provided, however, (i) if the Participant ceases to be an employee for any reason other than death, the Option may be exercised only for sixty days after the date of cessation of employment, and in any case no later than the Expiration Date, and (ii) if the Participant ceases to be an Employee because of death of the Participant, the Option may be exercised by the Participant's estate only for two years after the Participant's Death and in any case no later than the Expiration Date.





1991 Stock Option Plan           Page 4 of 10            Stock Option Agreement

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         (e)      The Option is exercisable by delivery of an exercise notice, in the form and format and by the method approved by Perot Systems stock administrator, which form and format may be electronic and solely available by access through Perot Systems internal computer network, which notice will state the election to exercise the Option, the number of Vested shares of Common Stock with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company in accordance with the terms of the Plan. The Option will be deemed to be exercised upon receipt by the Company of such exercise notice and the purchase price of the Vested shares of Common Stock as to which the Option is exercised, provided that Participant has concurrently made adequate provision for fulfilling all applicable tax withholding requirements and other tax obligations.

3. Restrictions on Transfer. The following restrictions on transfer apply unless the Committee otherwise agrees in writing or unless the transfer is by will or the laws of descent and distribution upon Participant's death:

         (a) The Option may not be sold or otherwise transferred and is exercisable only by Participant during Participant's lifetime.

         (b) Shares of Purchased Stock may not be sold or otherwise transferred unless the holder has given Perot Systems any notice required under Section 4(a) and Perot Systems has waived in writing any right it has to buy back the shares under Section 4(a).

         (c) Shares of Purchased Stock may not be sold or otherwise transferred for six months after the Purchased Stock (or stock of the same class as the Purchased Stock) is Publicly Traded.

         Perot Systems is not obligated to recognize any purported sale or other transfer of the Option or any Purchased Stock in violation of this
         Section 3 and, unless it elects to do otherwise, may treat any such purported sale or transfer as null, void, and of no effect.

4.       Rights to Buy Back Purchased Stock and to Require Payback of Certain
         Profits.

         (a) At any time before the Purchased Stock is Publicly Traded, if Participant or any subsequent holder of shares of Purchased Stock desires or is obligated to sell or otherwise transfer any such shares (including any distribution to heirs or other beneficiaries of Participant's estate), the holder is required to give Perot Systems written notice of the proposed sale or transfer, including notice of the proposed purchaser or transferee, and, for a period of 30 days after receipt of such notice, Perot Systems will have the right to buy back such shares for cash at a purchase price equal to the Market Value.

         (b) If the Committee discovers that Participant has engaged in any conduct prohibited by Section 5 or if Participant ceases to be employed by the Company and the Committee, in its sole discretion, determines that Participant's cessation of employment resulted from a Termination for Substantial Misconduct or would have resulted in a Termination for




1991 Stock Option Plan           Page 5 of 10            Stock Option Agreement

                  Substantial Misconduct had the relevant facts been known at the time of Participant's cessation of employment, Perot Systems will have the right for 150 days after the Committee discovers the relevant facts to cancel any unexercised Option, whether or not Vested, and to buy back from Participant any shares of Purchased Stock then owned by Participant, at a purchase price equal to the price per share paid by Participant for the shares plus simple interest on such amount at the rate of 8% per annum from the date of payment by Participant to the date of tender of payment by Perot Systems as set forth in Section 4(c) below, and the right to require Participant to pay back to Perot Systems in cash the Net Investment Proceeds with respect to any shares of Purchased Stock that have been sold or otherwise transferred by Participant.

         (c) Whenever Perot Systems has a right to buy back shares of Purchased Stock or to require Participant to pay back to Perot Systems Participant's Net Investment Proceeds with respect to any shares of Purchased Stock under this Section 4, Perot Systems may exercise its right by notifying Participant or the subsequent holder of Perot Systems' election to exercise its right within the designated exercise period. In the case of a buyback under Section 4(a) or Section 4(b), the giving of such notice will give rise to an obligation on the part of Participant or the subsequent holder to tender to Perot Systems, within 10 days, any previously issued certificate representing shares of Purchased Stock to be bought back, duly endorsed in blank or having a duly executed stock power attached in proper form for transfer. If any such certificate is not tendered within 10 days, Perot Systems may cancel any outstanding certificate representing shares to be bought back. Perot Systems is required to tender the purchase price for shares to be bought back under this Section 4 within 20 days of giving notice of its election to exercise its right to buy back shares. If the person from whom the shares are to be bought back has not complied with an obligation to return a certificate representing shares to be bought back, however, Perot Systems is not required to tender the purchase price until 20 days after the certificate is returned or 20 days after it cancels the certificate, whichever occurs first.

5. Non-Competition and Non-Disclosure. Participant acknowledges that: (i) in the course and as a result of employment with the Company, Participant will obtain special training and knowledge and will come in contact with the Company's current and potential customers, which training, knowledge, and contacts would provide invaluable benefits to competitors of the Company; (ii) the Company is continuously developing or receiving Confidential Information, and that during Participant's employment he or she will receive Confidential Information from the Company, its customers and suppliers and special training related to the Company's business methodologies; and (iii) Participant's employment by Company creates a relationship of trust that extends to all Confidential Information that becomes known to Participant. Accordingly, and in consideration of Perot Systems' granting this Option to Participant, Participant agrees that Perot Systems will be entitled to terminate all rights to exercise the Option and to exercise the rights specified in Section 4 above if Participant does any of the following without the prior written consent of the Company:

         (a)      while employed by the Company or within one year thereafter:





1991 Stock Option Plan           Page 6 of 10            Stock Option Agreement

                  (i) competes with, or engages in any business that is competitive with, the Company within 250 miles of any location at which Participant was employed by or provided services to the Company;

                  (ii) solicits or performs services, as an employee, independent contractor, or otherwise, for any person (including any affiliates or subsidiaries of that person) that is or was a customer or prospect of the Company during the two years before Participant's employment with the Company ended if Participant solicited business from or performed services for that customer or prospect while employed by Company; or

                  (iii) recruits, hires, or helps anyone to recruit or hire anyone who was an employee of Perot Systems, or of any of its customers for whom Participant performed services of from whom Participant solicited business, within the six months before Participant's employment with the Company ended; or

         (b) discloses or uses any Confidential Information, except in connection with the good faith performance of Participant's duties as an employee or, solely with respect to the terms of this Agreement or the Plan, to Participant's spouse; or fails to take reasonable precautions against the unauthorized disclosure or use of Confidential Information; or fails, upon Perot Systems' request, to execute and comply with a third party's agreement to protect its confidential and proprietary information; or solicits or induces the unauthorized disclosure or use of Confidential Information.

         If any court of competent jurisdiction finds any provision of this
         Section 5 to be unreasonable, then that provision shall be considered to be amended to provide the broadest scope of protection to the Company that such court would find reasonable and enforceable.

6. Compliance with Securities Laws. Participant hereby agrees that, upon demand by Perot Systems, any person exercising this Option, at the time of such exercise, will deliver to Perot Systems a written representation to the effect that the shares of Purchased Stock being acquired are being acquired for investment and not with a view to any resale or distribution thereof. Participant further agrees that neither Participant nor any successor in interest of Participant will sell or otherwise transfer the Option or any shares of Purchased Stock in any way that might result in a violation of any federal or state securities laws or regulations. Participant further acknowledges and agrees that Perot Systems may require Participant or any subsequent holder of the Option or of any shares of Purchased Stock to provide Perot Systems, prior to any sale or other transfer, with such other representations, commitments, and opinions regarding compliance with applicable securities laws and regulations as Perot Systems may deem necessary or advisable.

7. Stock Certificates; Rights as Shareholder. Perot Systems or its designee may retain for safekeeping all certificates representing shares of Purchased Stock. Each such certificate will bear such legends as the Committee determines are necessary or appropriate. Whether or not certificates representing shares of Purchased Stock have been issued or delivered, Participant will have all the rights of a shareholder of Purchased Stock, including voting, dividend and





1991 Stock Option Plan           Page 7 of 10            Stock Option Agreement
         distribution rights, with respect to shares of Purchased Stock owned by Participant. Participant will not have any rights as a shareholder with respect to any shares of Purchased Stock subject to the Option before the date of issuance to Participant of shares upon exercise of the Option.

8. Income Tax Withholding. Participant shall, upon request by the Company, reimburse the Company for, or the Company may withhold from sums or property otherwise due or payable to Participant, any amounts the Company is required to remit to applicable taxing authorities as income tax withholding with respect to the Option or any Purchased Stock. If shares of Purchased Stock are withheld for such purpose, they will be withheld at Market Value. If Participant fails to reimburse the Company for any such amount when requested, the Company has the right to recover that amount by selling or canceling sufficient shares of any Purchased Stock held by Participant.

9. Compliance with Plan. If the provisions of the Plan are inconsistent with the provisions of this Agreement, the provisions of the Plan supersede the provisions of this Agreement.

10.      Notices.

         (a) All notices or other communications relating to this Plan or any other matter relating to this Agreement given to the Committee, Perot Systems, or any Company will be deemed delivered on the day the notice or other communication is received in tangible written form by the Stock Administrator at Perot Systems' corporate headquarters address, provided that such notice is in the form specified by Perot Systems.

         (b) All notices or other communications relating to this Plan or any other matter relating to this Agreement given to a Participant by the Committee, Perot Systems, or any Company will be deemed delivered on the first day the notice or other communication is (1) personally delivered to that person, (2) electronically transmitted to a person who on the date of that transmission either is an employee of any Company or has consented to receiving notices by electronic transmission to the last known electronic transmission address of that person, provided that an acknowledgement of receipt is returned, or
                  (3) placed in the official government mail of the country of the sender in an envelope with proper postage paid addressed to the last known address of that person as reflected in Perot Systems' personnel or stock records.

         (c) Either party may at any time change its address for notification purposes by giving the other written notice of the new address and the date upon which it will become effective.

         (d) CONSENT TO ELECTRONIC DELIVERY OF NOTICES, PLAN DOCUMENTS AND PROSPECTUSES. BY EXECUTING THIS AGREEMENT, THE PARTICIPANT WILL BE DEEMED TO CONSENT TO RECEIVING COPIES OF ALL NOTICES AND OTHER COMMUNICATIONS RELATING TO THE PLAN AND THIS AGREEMENT BY ELECTRONIC TRANSMISSION, INCLUDING BUT NOT LIMITED TO THE PROSPECTUS RELATING TO THE PLAN, ALL PARTICIPATION MATERIALS, AND ALL OTHER DOCUMENTS REQUIRED TO BE DELIVERED IN CONNECTION WITH THE PLAN. UPON REQUEST, PEROT SYSTEMS WILL PROVIDE ANY SUCH DOCUMENTS TO ANY ELIGIBLE ASSOCIATE IN TANGIBLE WRITTEN FORM.





1991 Stock Option Plan           Page 8 of 10            Stock Option Agreement

11. Remedies. Perot Systems is entitled, in addition to any other remedies it may have at law or in equity, to temporary and permanent injunctive and otherwise equitable relief to enforce the provisions of this Agreement. ANY ACTION TO ENFORCE THE PROVISIONS OF, OR OTHER RELATING TO, THIS AGREEMENT MAY BE BROUGHT IN THE STATE OR FEDERAL COURTS HAVING JURISDICTION IN DALLAS, DALLAS COUNTY, TEXAS. BY SIGNING THIS AGREEMENT, PARTICIPANT CONSENTS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION.

12. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns. However, Participant does not have the power or right to assign this Agreement without the prior written consent of Perot Systems.

13. Attorneys' Fees. If any legal proceeding is brought to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

14. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the validity and enforceability of all other provisions of this Agreement will not be affected.

15. Headings. The section headings used herein are for reference and convenience only and do not affect the interpretation of this Agreement.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the choice of law rules in such law.

17. Entire Agreement. This Agreement, together with the Plan and any procedure adopted by the Committee thereunder, constitutes the entire agreement between the parties with respect to its subject matter and may be waived or modified only in writing.

18. Changes in Capitalization. If any change is made in the Common Stock (including, but not limited to, changes resulting from a stock dividend, stock split, merger, consolidation, reorganization, recapitalization, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by Perot Systems), the Committee will equitably adjust the number of shares of Common Stock and the Exercise Price for those shares that are subject to outstanding rights under this Agreement to preserve the rights of Participant under this Agreement. The determination of the Committee with respect to any such adjustments shall be final, binding and conclusive.

19. No Guarantee of Continued Employment. Participant acknowledges and agrees that the Vesting of shares of Common Stock under this Agreement is earned only while continuing service to the Company as an employee at the will of the Company (and not through the act of being hired, being granted an Option or purchasing shares under this Agreement). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the Vesting schedule set forth herein do not constitute an express or implied promise of continued employment by the Company for the Vesting Period, for any period, or at all, and shall not





1991 Stock Option Plan           Page 9 of 10            Stock Option Agreement
         interfere with Participant's right or the Company's right to terminate Participant's employment relationship with the Company at any time, with or without cause.





1991 Stock Option Plan          Page 10 of 10            Stock Option Agreement